                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                       AUDIO COMMUNICATIONS NETWORK, INC.
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                                 (present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted) Article III is hereby amended to read as follows:

    Article III: (a) The Corporation is authorized to issue thirteen million (13,000,000) shares consisting of twelve million (12,000,000) Common Shares, $.25 par value ("Common Shares"), and one million (1,000,000) Preferred Shares, $.001 par value ("Preferred Shares").

    (b) The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations, preferences, limitations, and relative rights, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment date for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price for the particular series; sinking fund provisions, if any, for the particular series; the voting rights, if any, for the particular series; the rights, if any, of holders of the shares of the particular series to convert or exchange the same into shares of any other series or class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the preference for the particular series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and to classify or reclassify any unissued Preferred Shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

    All the Preferred Shares of any one series shall be identical with each other in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Shares shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.









SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

The issued shares shall not change. The authorized and unissued shares shall increase by four million (4,000,000) Common Shares, $.25 par value, from eight million (8,000,000) previously authorized to twelve million (12,000,000) currently authorized Common Shares, $.25 par value. The authorized and unissued shares shall also include one million (1,000,000) Preferred Shares, $.001 par value, whereas no Preferred Shares were previously authorized.
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THIRD:  The date of each amendment's adoption: August 21, 1997.
                                               ---------------
FOURTH:  Adoption of Amendment(s) (CHECK ONE)

    [x] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

    [_] The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

         "The number of votes cast for the amendment(s) was/were sufficient for approval by ________________________________________________________."
                                             voting group

    [_] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

    [_] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

         Signed this 11th  day of September,  1997.
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Signature /s/ MITCHELL KLEINHANDLER
              -----------------------------------------------------
              Mitchell Kleinhandler

              (By Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

                                       OR

                   (By a director if adopted by the directors)

                                       OR

              (By an incorporator if adopted by the incorporators)


                              Mitchell Kleinhandler
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                              Typed or printed name


                                    President
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                                      Title